Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

GREIF, INC. CLOSES ON AMENDED $1 BILLION OF SENIOR SECURED CREDIT FACILITIES

Delaware, Ohio (Dec. 19, 2012) – Greif, Inc. (NYSE: GEF, GEF.B) and two subsidiaries amended and restated the company’s existing $1.0 billion senior secured credit facilities with a syndicate of financial institutions on Dec. 19, 2012. The amended credit facilities provide the company with an $800 million revolving multicurrency credit facility and a $200 million term loan, both expiring in December 2017, with an option to add $250 million to the facilities with the agreement of the lenders. The new facilities, which include lower pricing and improved covenants, amend the existing $1.0 billion senior secured credit facilities scheduled to expire in October 2015.

The revolving credit facility is available to fund ongoing working capital needs and general corporate purposes, and to finance permitted acquisitions.

“These new facilities reduce our borrowing costs and enhance financial flexibility,” said Greif Senior Vice President and Chief Financial Officer Robert McNutt. “We are pleased with the strong support for the company from our relationship lenders as evidenced by the significant oversubscription of the syndication.”

The joint lead arrangers and joint bookrunners are Merrill Lynch, Pierce, Fenner & Smith Incorporated; J.P. Morgan Securities LLC; and Wells Fargo Securities LLC.

About Greif, Inc.

Greif is a world leader in industrial packaging products and services. The company produces steel, plastic, fibre, flexible, corrugated and multiwall containers and containerboard, and provides reconditioning, blending, filling and packaging services for a wide range of industries. Greif also manages timber properties in North America. The company is strategically positioned in more than 55 countries to serve global as well as regional customers. Additional information is on the company’s website at www.greif.com.

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Contact:

Deb Strohmaier, APR

Vice President, Communications

+1 740-549-6074

+1 740-816-0692 (cell)

debra.strohmaier@greif.com